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EXHIBIT 27(h)(2)(iii)



                    AMENDMENT TO FUND PARTICIPATION AGREEMENT
                                (SERVICE SHARES)


     This Amendment to the Fund Participation Agreement ("Agreement") dated June 21, 2000, as amended, between Janus Aspen Series, an open-end management investment company organized as a Delaware business trust (the "Trust"), Janus Distributors, Inc. ("Distributor"), a registered broker-dealer under the Securities Exchange Act of 1934 and member of the National Association of Securities Dealers, Inc., and a corporation organized under the laws of the State of Colorado, and Minnesota Life Insurance Company, a Minnesota life insurance company (the "Company") is effective as of February 19, 2001.


                                    AMENDMENT

     For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

     1. Article I of the Participation Agreement is hereby amended by adding the following:

     1.10 In the event adjustments are required to correct any material error in the computation of the net asset value of the Trust's shares, the Trust shall notify the Company as soon as practicable after discovering the need for those adjustments which result in a reimbursement to an Account in accordance with the Trust's then current policies on reimbursement, which the Trust represents are consistent with applicable SEC standards. If an adjustment is to be made in accordance with such policies to correct an error which has caused an Account to receive an amount different than that to which it is entitled, the Trust shall make all necessary adjustments to the number of shares owned in the Account and distribute to the Account the amount of such underpayment for credit to the Contract owners.

     2. All other terms of the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date and year first above written.


MINNESOTA LIFE                              JANUS ASPEN SERIES
INSURANCE COMPANY


By:                                         By:
   ---------------------------------           ---------------------------------
Name:                                       Name:
     -------------------------------             -------------------------------
Title:                                      Title:
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                                            JANUS DISTRIBUTORS, INC.


                                            By:
                                               ---------------------------------
                                            Name:
                                                 -------------------------------
                                            Title:
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